Exhibit 99.1

Media Contact:	Investor Contact:
Eliza Schleifstein	Jody B. Dahlman
Argot Partners	Director of Communications
973-361-1546	EnteroMedics Inc.
eliza@argotpartners.com	651-634-3071
jdahlman@enteromedics.com

EnteroMedics Reports Second Quarter 2015 Financial Results

Announces First U.S. Commercial Sales in Quarter Following FDA Approval

Company to Host Conference Call Today, August 6, 2015, at 11:00 AM ET

ST. PAUL, Minnesota, August 6, 2015 – EnteroMedics Inc. (NASDAQ: ETRM), the developer of medical devices using neuroblocking technology to treat obesity, metabolic diseases and other gastrointestinal disorders, today announced financial results for the three and six months ended June 30, 2015.

For the three months ended June 30, 2015, the Company reported its first U.S. sales of $79,000 with gross profits totaling $48,000. The Company reported a net loss of $7.4 million, or $0.10 per share, including selling, general and administrative expenses of $4.9 million and research and development expenses of $2.5 million. For the six months ended June 30, 2015, the Company reported a net loss of $14.6 million, or $0.20 per share. Operating expenses were primarily associated with commercialization of the Company’s vBloc® Neurometabolic Therapy, including marketing and reimbursement activities, the cost of supporting multiple ongoing clinical trials, and the continued development of vBloc Therapy delivered through the Company’s Maestro® Rechargeable System. On June 30, 2015, the Company’s cash, cash equivalents and short-term investments totaled $4.8 million. On July 8, 2015 the Company closed a public offering that generated net proceeds of approximately $14.7 million.

“We are pleased that we have recorded our first U.S. Commercial sales so soon after FDA approval. Our emphasis over the next few quarters will be on managing our current resources to increase our commercial momentum by keeping us on our critical path with respect to sales, marketing and reimbursement,” said Greg S. Lea, Chief Financial Officer and Chief Operating Officer. “We are in the process of implementing a number of initiatives that will allow us to manage our expenses over the next year, giving us the necessary resources to execute on our commercial strategy well into 2016.”

Conference Call Details

The second quarter conference call may be accessed by dialing (877) 280-7473 (U.S. and Canada) or (707) 287-9370 (international), and entering passcode 84243278. A replay of the call will be available from August 6, 2015 at 2:00 PM Eastern Time through August 13, 2015 at 11:59 PM Eastern Time by dialing (855) 859-2056 (U.S. and Canada) or (404) 537-3406 (international) and entering passcode 84243278.

To access the live webcast, visit the events page of the investor relations section of EnteroMedics’ website at www.enteromedics.com. A replay of the webcast will be available immediately after the conference call.

About EnteroMedics Inc.

EnteroMedics is a medical device company focused on the development and commercialization of its neuroscience based technology to treat obesity and metabolic diseases. vBloc® Neurometabolic Therapy, delivered by a pacemaker-like device called the Maestro® Rechargeable System, is designed to intermittently block the vagus nerves using high-frequency, low-energy, electrical impulses. EnteroMedics’ Maestro Rechargeable System has received U.S. Food and Drug Administration approval, CE Mark and is listed on the Australian Register of Therapeutic Goods.

Information about the Maestro® Rechargeable System and vBloc® Neurometabolic Therapy

You should not have an implanted Maestro Rechargeable System if you have cirrhosis of the liver, high blood pressure in the veins of the liver, enlarged veins in your esophagus or a significant hiatal hernia of the stomach; if you need magnetic resonance imaging (MRI); if you have a permanently implanted, electrical medical device; or if you need a diathermy procedure using heat. The most common related adverse events that were experienced during clinical study of the Maestro Rechargeable System included pain, heartburn, nausea, difficulty swallowing, belching, wound redness or irritation, and constipation.

Talk with your doctor about the full risks and benefits of vBloc Therapy and the Maestro Rechargeable System. For additional prescribing information, please visit www.enteromedics.com

If you are interested in learning more about vBloc Therapy, please visit www.vbloc.com or call 1-800-MY-VBLOC.

Forward-Looking Safe Harbor Statement:

This press release contains forward-looking statements about EnteroMedics Inc. Our actual results could differ materially from those discussed due to known and unknown risks, uncertainties and other factors including our limited history of operations; our losses since inception and for the foreseeable future; our lack of commercial sales experience with our Maestro® Rechargable System for the treatment of obesity in the United States or in any foreign market other than Australia and the European

Community; our ability to comply with the Nasdaq continued listing requirements; our ability to commercialize our Maestro System; our dependence on third parties to initiate and perform our clinical trials; the need to obtain regulatory approval for any modifications to our Maestro System; physician adoption of our Maestro System and vBloc® Neurometabolic Therapy; our ability to obtain third party coding, coverage or payment levels; ongoing regulatory compliance; our dependence on third party manufacturers and suppliers; the successful development of our sales and marketing capabilities; our ability to raise additional capital when needed; international commercialization and operation; our ability to attract and retain management and other personnel and to manage our growth effectively; potential product liability claims; potential healthcare fraud and abuse claims; healthcare legislative reform; and our ability to obtain and maintain intellectual property protection for our technology and products. These and additional risks and uncertainties are described more fully in the Company’s filings with the Securities and Exchange Commission, particularly those factors identified as “risk factors” in the annual report on Form 10-K filed March 13, 2015. We are providing this information as of the date of this press release and do not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

(See attached tables)

ENTEROMEDICS INC.

Condensed Consolidated Statements of Operations (unaudited)

(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014

Sales	$79	$—	$79	$—
Cost of goods sold	31	—	31	—

Gross profit	48	—	48	—

Operating expenses:
Selling, general and administrative	4,936	4,266	9,664	8,201
Research and development	2,453	3,088	4,689	5,711

Total operating expenses	7,389	7,354	14,353	13,912

Operating loss	(7,341)	(7,354)	(14,305)	(13,912)
Other income (expense), net	(63)	(147)	(273)	(322)

Net loss	$(7,404)	$(7,501)	$(14,578)	$(14,234)

Net loss per share - basic and diluted	$(0.10)	$(0.11)	$(0.20)	$(0.21)

Shares used to compute basic and diluted net loss per share	74,404	67,667	73,575	66,667

ENTEROMEDICS INC.

Condensed Consolidated Balance Sheets (unaudited)

(in thousands)

	June 30,	December 31,
	2015	2014
ASSETS
Cash, cash equivalents and short-term investments	$4,799	$11,619
Inventory	1,284	981
Prepaid expenses and other current assets	451	424
Property and equipment, net	416	482
Other assets	934	880

Total assets	$7,884	$14,386

LIABILITIES AND STOCKHOLDERS’ EQUITY

Liabilities:
Accounts payable	$447	$399
Debt	998	2,976
Other liabilities	5,007	4,347

Total liabilities	6,452	7,722

Stockholders’ equity	1,432	6,664

Total liabilities and stockholders’ equity	$7,884	$14,386

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